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                                                                 Exhibit 10.6.2


                      SECOND AMENDMENT TO SUPPLY AGREEMENT

        This Second Amendment to Supply Agreement (this "Second Amendment") is entered into as of September 8, 2006 by and between Bard Peripheral Vascular, Inc. (formerly known as IMPRA, Inc. and referred to herein as "BPV"), a subsidiary of C. R. Bard, Inc., with offices at 1625 W. 3rd Street, Tempe, AZ 85281, and Endologix, Inc. a Delaware corporation, with offices at 11 Studebaker, Irvine, CA 92618 ("Endologix").

                                 R E C I T A L S

        WHEREAS, BPV and Endologix are parties to that certain Supply Agreement dated February 12, 1999 (the "Supply Agreement"), as amended by the Amendment to Supply Agreement dated January 17, 2002 (the "First Amendment"); and


        WHEREAS, BPV and Endologix desire to amend the Supply Agreement on the terms and conditions set forth herein solely to modify the minimum purchase requirements of Components for the remainder of 2006 and all of 2007.

                                    AGREEMENT

        In consideration of the foregoing premises, the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1. Definitions. For purposes of this Second Amendment, unless otherwise set forth herein, capitalized terms established in the Supply Agreement and/or First Amendment shall be applied herein as defined therein.

        2.      Amendments.

               (a) The last sentence of Section (B) of Article IV of the Supply Agreement (as set forth in the First Amendment) provided that the minimum purchase requirements of Components by Endologix for each of the calendar years 2004 through 2007 would be a number of units of Components not less than 115% of the previous year's minimum purchase requirements or actual purchases, whichever is higher. The parties now desire to amend the Supply Agreement to provide for minimum purchase requirements of Components by Endologix of a specified dollar amount of Components (instead of units of Components) solely for the remainder of 2006 and all of 2007. Therefore, the last sentence of Section (B) of Article IV of the Supply Agreement (as set forth in the First Amendment) is hereby deleted and is replaced with the following:



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                "The minimum purchases of Components by Endologix for calendar year 2006 shall be an aggregate of Two Million Five Hundred Thousand Dollars ($2,500,000.00) (i.e., an amount of units of Components whose aggregate purchase price equals or exceeds $2,500,000.00). The purchase of Components for the remainder of 2006 shall be spread evenly among the remaining months of 2006 (i.e., approximately $500,000.00 per month). The minimum purchases of Components by Endologix for the calendar year 2007 shall be an aggregate of Two Million Eight Hundred Seventy-Five Thousand Dollars ($2,875,000.00) (i.e., an amount of units of Components whose aggregate purchase price equals or exceeds $2,875,000.00). The purchase of Components by Endologix in 2007 shall be in a minimum quarterly amount of $600,000.00 until the aggregate minimum purchase of $2875,000.00 for 2007 is met. Purchase of Components by Endologix in 2006 and 2007 may be in any mix of product codes as set forth on Exhibit C attached to the First Amendment.

                (b) Endologix has provided to BPV purchase orders for Components for the remaining months of 2006 in connection with the execution of this Second Amendment in accordance with the terms of subsection 2(a) of this Second Amendment.

        3.      Miscellaneous

               (a) Entire Agreement. The Supply Agreement, as amended by the First Amendment and this Second Amendment, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions whether oral or written of the parties.

               (b) Counterparts. This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original instrument and all of which together will constitute one and the same instrument. The exchange of copies of this Second Amendment and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Second Amendment as to the parties and may be used in lieu of the original for all purposes. Signatures of parties transmitted by facsimile shall be deemed to be their original signatures for any purpose whatsoever.

               (c) Effect of Second Amendment. Except as provided in this Second Amendment, the Supply Agreement (as amended by the First Amendment) shall remain unchanged and shall continue in full force and effect. In the event of a conflict between this Second Amendment and the Supply Agreement (as amended by the First Amendment), the terms of this Second Amendment shall govern and control.

               (d) Performance. The price and minimum purchase requirements for Components are set forth in Section 2.a. of the First Amendment and Section 2.a. of this Second Amendment, respectively. Payment terms are 30 days from date of shipment. During each specified period in 2006 and 2007, Endologix agrees that it will purchase and take delivery of the applicable minimum purchase requirements set forth in Section 2.a. of this Second Amendment. If, at the end of any such period, Endologix has not purchased and taken delivery of such




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minimum purchase requirements, other than due to BPV's inability to produce and deliver Components ordered by Endologix, BPV may, at its option, invoice Endologix for the difference between the minimum purchase requirements and the value of the lesser quantity of the Components that Endologix actually purchased and took delivery of during such period. Endologix will pay any such invoice within thirty (30) days of its receipt. The failure of Endologix to pay any such invoice will be deemed to be a material breach of the Supply Agreement.

        IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first written above.

Bard Peripheral Vascular, Inc.          Endologix, Inc.



By: /s/                                 By: /s/ Robert J. Krist
    ------------------------------          ---------------------------------
    President                               Chief Financial Officer